                                                        ------------------------
                                                             OMB APPROVAL
                                                        ------------------------
                                                        OMB Number:  3235-0145
                                 UNITED STATES          Expires:August 31, 1999
                     SECURITIES AND EXCHANGE COMMISSION Estimated average burden
                             WASHINGTON, D.C.  20549    Hours per response.14.90
                                                        ------------------------



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*




                            Monaco Coach Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   60886R 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /    Rule 13d-1(b)

           / /    Rule 13d-1(c)

           /X/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Liberty Partners Holdings 2, L.L.C.
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization   United States-DE
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           0
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      0
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    562,791*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         00



         * As adjusted to reflect a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 2 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Liberty Partners, L.P.
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization   United States-DE
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           0
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      0
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    562,791*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         PN



         * As adjusted to reflect a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 3 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Liberty Capital Partners, Inc.
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization   United States-DE
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           0
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      0
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    562,791*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         CO



         * As adjusted to reflect a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 4 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Peter E. Bennett
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           0
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      0
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    562,791*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN



         * As adjusted to reflect a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 5 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Michael J. Kluger
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           3,375*
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      3,375*
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    566,166*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN



         * As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 6 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Carl E. Ring, Jr.
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           0
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      0
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    562,791*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN



         * As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 7 of 12 pages

CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Paul J. Huston
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) /X/
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           3,375*
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         562,791*
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      3,375*
Person               -----------------------------------------------------------
With:                8.    Shared Dispositive Power    562,791*
--------------------------------------------------------------------------------
         9.   Aggregate Amount Beneficially Owned by Each Reporting
              Person    566,166*

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     3.0%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN



         * As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on July 1999.

--------------------------------------------------------------------------------


                               Page 8 of 12 pages

ITEM 1.

         (a)      Name of Issuer

                  Monaco Coach Corporation

         (b)      Address of Issuer's Principal Executive Offices

                  91320 Industrial Way
                  Coburg, OR 97408

ITEM 2.

         (a)-(c)  This Statement is filed by:

                  Liberty Partners Holdings 2, L.L.C. ("LLC"); Liberty Partners, L.P. ("LP"), Manager of LLC; Liberty Capital Partners, Inc. ("LCP"), L.P.'s general partner; Carl E. Ring, Jr. ("Ring"), Peter E. Bennett ("Bennett"); Paul J. Huston ("Huston"); and Michael J. Kluger ("Kluger"), who are directors and stockholders of LCP (Ring, Bennett, Huston and Kluger are collectively referred herein as the "Managers").

                  The Business Address of LLC, LP, LCP and the Managers is 1177 Avenue of the Americas, New York, NY 10036; LLC is a Delaware limited liability company; LP is a Delaware limited partnership; LCP is a Delaware corporation; and Ring, Bennett, Huston and Kluger are U.S. citizens.

                  LLC, LP, LCP and the Managers are individually referred to herein as "Reporting Person" and collectively, as the "Reporting Persons."

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  60886R 10 3

ITEM 3.

       N/A

ITEM 4.    OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

         (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person

         (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as EXHIBIT A.


                               Page 9 of 12 pages

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           N/A

ITEM 10.   CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 10 of 12 pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated:   February 11, 2000
         -----------------
                                 /s/ Peter Bennett
                                 -----------------------------------------------
                                 Peter Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 /s/ Paul J. Huston
                                 -----------------------------------------------
                                 Paul J. Huston, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is
                                 Manager of LLC.

                                 /s/ Michael J. Kluger
                                 -----------------------------------------------
                                 Michael J. Kluger, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 /s/ Carl E. Ring, Jr.
                                 -----------------------------------------------
                                 Carl E. Ring, Jr., individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 Liberty Partners Holdings 2, L.L.C.



                                 By:  /s/ Paul J. Huston
                                      ------------------------------------------
                                 Title: Vice President
                                       -----------------------------------------


                                 Liberty Partners, L.P.

                                 By: /s/ Paul J. Huston
                                    --------------------------------------------
                                 Title: Partner
                                       -----------------------------------------


                               Page 11 of 12 pages

                                                                       EXHIBIT A

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Monaco Coach Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

         This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated:   FEBRUARY 11, 2000



                                 /s/ Peter Bennett
                                 -----------------------------------------------
                                 Peter Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 /s/ Paul J. Huston
                                 -----------------------------------------------
                                 Paul J. Huston, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is
                                 Manager of LLC.

                                 /s/ Michael J. Kluger
                                 -----------------------------------------------
                                 Michael J. Kluger, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 /s/ Carl E. Ring, Jr.
                                 -----------------------------------------------
                                 Carl E. Ring, Jr., individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC.

                                 Liberty Partners Holdings 2, L.L.C.



                                 By:  /s/ Paul J. Huston
                                      ------------------------------------------
                                 Title: Vice President
                                       -----------------------------------------


                                 Liberty Partners, L.P.

                                 By: /s/ Paul J. Huston
                                    --------------------------------------------
                                 Title: Partner
                                       -----------------------------------------


                               Page 12 of 12 pages